Exhibit 5.1

June 29, 2012

Nuance Communications, Inc.

1 Wayside Road

Burlington, MA 01803

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on June 29, 2012 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 345,981 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), reserved for issuance pursuant to the Mobeus Corporation 2006 Stock Incentive Plan, (the “Plan”). As legal counsel to the Company, we have reviewed the actions taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements referred to therein, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation